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                                                                    EXHIBIT 21.1

LIST OF ALL DIRECT AND INDIRECT SUBSIDIARIES

1. SOTEX Exploration Company, a Texas corporation--100% Direct Subsidiary--1% general partner of Pioneer Drilling Co., Ltd.

2. PDC Investment Corp., a Delaware corporation--100% Direct Subsidiary--99% limited partner of Pioneer Drilling Co., Ltd.

3. Pioneer Drilling Co., Ltd., a Texas limited partnership--100% Indirect Subsidiary--owned by SOTEX Exploration Company (1%) and PDC Investment Corp. (99%).

4.   South Texas Drilling Company, a Texas corporation--100% Direct Subsidiary.

5. South Texas Offshore Drilling Company, a Texas corporation--100% Direct Subsidiary.

6.   ST/1200, Inc., a Texas corporation--100% Direct Subsidiary